SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report:  October 31, 2000

                            ENERGIZER HOLDINGS, INC.
                          ____________________________
             (Exact name of Registrant as specified in its charter)

             MISSOURI               1-15401               43-1863181
            _________________________________________________________
      (State or other               (Commission               (IRS Employer
     Jurisdiction  of               File Number)          Identification Number)
     Incorporation)

             800 CHOUTEAU AVENUE, ST. LOUIS, MISSOURI          63102
           ___________________________________________________________
     (Address of Principal Executive Offices)                    (Zip Code)

                                 (314) 982-2000
                                  ____________
              (Registrant's telephone number, including area code)


Item  5.  Other  Events

The  Company  today  issued  the  following  press  release:

St. Louis, Missouri, October 31, 2000 - Energizer Holdings, Inc, [NYSE: ENR], today announced results of its fourth quarter and fiscal year ended September 30, 2000. Net earnings for the quarter were $36.6 million, or $0.38 per share, compared to pro forma net earnings, before unusual items, of $35.0 million, or $0.34 per share in last year's fourth quarter, a 5% increase in earnings and a 12% increase on a per share basis. Sales for the quarter were $478.0 million compared to $485.0 million in last year's fourth quarter, a decrease of 1%. Sales increases in North America were offset by declines in other world regions due to unfavorable currency impacts, as well as volume declines in South and Central America and Europe. Geographic segment income declined $9.8 million as higher Asia Pacific results were more than offset by declines in other regions. Lower segment income was more than offset by lower corporate expenses and lower international net financing costs.

For the twelve months ended September 30, 2000, pro forma earnings, excluding unusual items, were $163.1 million, or $1.69 per share, compared to $125.2 million, or $1.22 per share on a pro forma basis for the same period last year, a 30% increase in earnings and a 39% increase on a per share basis. For the year, the increase in earnings is primarily attributable to improved operating results in North America and Asia Pacific and lower corporate expenses. Sales for the twelve months were $1,914.3 million, a 2% increase from the same period last year, reflecting growth in North America, partially offset by lower sales in Europe, which were due primarily to declining currency values.

"For the important October through December battery selling season, we expect a very difficult comparison due to last year's Y2K demand. Last year alkaline category sales were up 28% versus historical increases in the 7% range," said J. Patrick Mulcahy, chief executive officer. "As consumer takeaway returns to normal historical trends, we anticipate that the category will experience a decline compared to the exceptional growth in the last three months of 1999. In the U.S., Energizer's total share at retail increased 2.0 share points to 33.7% for the quarter and 1.7 share points to 32.9% for the year as measured by A.C. Nielsen for the period ended October 7, 2000. If we can continue this momentum, we are optimistic that we can capture a larger share of the category. Our portfolio of products, Energizer e2 , Energizer and Eveready Alkaline, allows us to meet the wide spectrum of our customers' needs and positions us well to grow our share."

North  America
--------------

Net sales to customers for the fourth quarter increased $16.4 million, or 6%, on incremental Energizer e2 sales. The increase was partially offset by a decline in larger cell sized batteries and lighting product sales due to an active hurricane season and Y2K driven sales last year, as well as unfavorable pricing and product mix this year reflecting competitive activity in the market place. Gross margin increased $1.3 million as Energizer e2 margin contribution was moderated by production startup costs and sales declines described above. North America's segment profit decreased $10.1 million, or 11%, for the quarter, primarily on higher advertising related to the Energizer e2 launch and continued support of the remainder of the Energizer and Eveready branded portfolio.

For the full year, net sales increased $86.1 million, or 8%, on higher volume, partially offset by unfavorable pricing and product mix. Strong Y2K driven demand early in the fiscal year and incremental Energizer e2 sales in the last four months of the year account for the increased volume. The strong Y2K volume was partially offset later in the year due to high trade and consumer pantry inventories after the Y2K date change. Segment profit increased $20.5 million, or 7%, on higher sales and lower production costs, partially offset by higher advertising and promotion and marketing and distribution expenses.

Asia  Pacific
-------------

For the fourth quarter, net sales decreased $4.2 million, or 5%, primarily due to currency devaluations. Excluding the currency impacts, sales increased slightly as higher volumes in the region were nearly offset by unfavorable pricing and product mix. Despite the decrease in sales, segment profit for Asia Pacific increased $6.9 million, or 36%, for the quarter reflecting lower production costs, advertising and promotion, and management costs.

For the full year, net sales increased $8.4 million, or 2%, due to alkaline volume increases partially offset by currency devaluations. Segment profit for the year increased $22.7 million, or 25%, on lower production costs combined with higher sales. Lower production costs resulted from a variety of factors including higher production facility utilization and lower costs as a result of a plant closing in 1999.

Europe
------

Fourth quarter net sales decreased $14.4 million, or 21%, versus the same period a year ago due to currency devaluations, carbon zinc volume declines and an unfavorable adjustment related to estimates for promotional and rebate programs recorded against net sales. Europe's segment results decreased $5.0 million from the same period a year ago to a loss of $5.9 million in the fourth quarter. The decrease in sales was primarily offset by lower production, advertising and promotion and management costs.

For the full year, net sales decreased $44.3 million, or 14%, versus last year primarily due to unfavorable currency impacts of $28.2 million and a $11.8 million decrease attributable to a decline in carbon zinc volume. In spite of sales declines, segment results for the full year improved $1.0 million to a loss of $0.2 million. Including offsetting positive impacts to costs, net currency impacts were unfavorable $6.8 million. Absent currency impacts, segment results improved $7.8 million, as impacts of lower sales were more than offset by cost savings following a plant closing and other business realignment last year.

South  and  Central  America
----------------------------

Net sales declined $4.8 million in the fourth quarter versus last year primarily on volume decline and currency devaluation. Segment profit for the quarter declined $1.6 million, or 34%, as lower sales and higher advertising and promotion were partially offset by lower production costs.

For the full year, net sales declined $8.2 million, or 6%, primarily on lower carbon zinc volume and on currency devaluations that could not be mitigated through pricing actions. Segment profit for the year declined $2.4 million, or 17%, as lower sales and higher management costs were partially offset by lower production costs.

Corporate  Expenses
-------------------

Net corporate expenses for the quarter decreased $11.0 million from the same period a year ago. Last year's fourth quarter included a lighting product recall charge and consulting and reorganization costs in anticipation of the spin off.

For the year, corporate expenses decreased $15.5 million due to the fourth quarter items described above as well as lower information systems expenses and higher pension income throughout the year.

Historical  Basis  Results
--------------------------

In addition to pro forma results, Energizer also reported net earnings on a historical basis for the year ended September 30, 2000. Net earnings were $181.4 million, which includes after tax spin-off costs of $3.3 million, a loss on the sale of Energizer's Spanish affiliate of $15.7 million and related capital loss tax benefits of $24.4 million, and a net gain on disposition of discontinued operations of $1.2 million. Net earnings for the year ended September 30, 1999, were $80.0 million and include after tax provisions for restructuring of $8.3 million, capital loss tax benefits related to prior restructuring activities of $16.6 million, net loss from discontinued operations of $5.6 million and net loss from disposition of discontinued operations of $74.2 million. Discontinued operations represent the OEM rechargeable battery business that was sold in November 1999. For the prior year quarter, net earnings were $61.3 million, which included a net after tax restructuring charge reversal of $6.3 million and capital loss tax benefits related to prior restructuring activities of $13.3 million.


SEE ATTACHED SCHEDULE AND NOTES FOR ADDITIONAL INFORMATION ON THE FOURTH QUARTER AND TWELVE MONTHS FOR BOTH YEARS.

                                      # # #



Editors' note: On April 1, 2000, Ralston Purina Company distributed the outstanding capital stock of Energizer in a tax-free spin-off to shareholders. Energizer began trading on the New York Stock Exchange under the symbol ENR on April 4, 2000. Pro forma earnings for periods prior to the spin off present results assuming Energizer had been an independent company for those periods.

Statements in this press release that are not historical, particularly statements regarding anticipated category trends and Energizer market share in future periods, may be considered forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions the readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Technological or design changes in portable electronic and other devices that utilize batteries as a power source may significantly affect the demand for batteries. Continuing improvements in the service life of primary batteries, improvements in rechargeable battery performance and increasing consumer acceptance of rechargeable batteries, and the development of new, non-alkaline battery technologies could all significantly affect continued category growth for primary alkaline batteries. General economic conditions and continuing growth in consumer demand for portable electronic devices could also affect category growth. Within the category, Energizer's market share may be negatively affected by competitive activity, including new product introductions or advertising campaigns, retail discounts and other promotional activities. Competition for key retail customers, growth of the lower-priced private-label battery segment, and significant penetration of the U.S. market by foreign battery manufacturers may also negatively impact the Company's market share. The Company advises readers to review various risks and uncertainties which may be detailed from time to time in the Company's publicly-filed documents, including the Company's Registration Statement on Form 10, as amended, its Quarterly Reports on Form 10Q for the periods ended March 31, 2000 and June 30, 2000, and its Current Report on Form 8-K dated April 25, 2000.

                                   SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


ENERGIZER  HOLDINGS,  INC.



By:  /s/ Harry L. Strachan
     Harry  L.  Strachan
     Vice  President  and  General  Counsel

Dated:  October  31,  2000